Exhibit 5.1

200 South Orange Avenue, Suite 2600 | Orlando, FL 32801 | T 407.425.8500 | F 407.244.5288

Holland & Knight LLP | www.hklaw.com

August 8, 2022

fuboTV Inc.

1290 Avenue of the Americas

New York, New York 10104

Re:	fuboTV Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by fuboTV Inc., a Florida corporation (the “Company”), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 3,250,000 shares (the “Shares”) of the authorized common stock, par value $0.0001 per share, of the Company being offered to certain employees of the Company pursuant to the fuboTV Inc. 2022 Employment Inducement Equity Incentive Plan (the “Plan”).

In rendering the opinion set forth below, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect; (iii) the Amended and Restated Bylaws of the Company, as currently in effect; (iv) the Plan; and (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement and the Plan. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In such examination, we have assumed: (i) the authenticity and completeness of all documents submitted to us as originals and the genuineness of all signatures; (ii) the conformity to the authentic originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents; and (v) that each certificate or copy of a public record furnished by public officials is authentic, accurate and complete.

fuboTV Inc.

August 8, 2022

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that subsequent to the Registration Statement becoming effective under the Act, the Shares, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued and fully paid and non-assessable.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the State of Florida and the federal laws of the United States of America. This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

HOLLAND & KNIGHT LLP